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            STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                                  Exhibit 11.0

ZAPATA CORPORATION

Statement Regarding Computation of Per Share Earnings

                                             Three Months Ended     Three Months
                                               March 31, 2001     Ended March 31,2000
                                             ------------------   -------------------
Net loss (in millions)                          $     (1,157)       $     (2,673)
                                                ------------        ------------
Actual outstanding common shares at
beginning of period                               23,888,708          23,888,928
                                                ------------        ------------
Effect of ten-for-one reverse stock split        (21,499,837)        (21,500,035)
                                                ------------        ------------
Other adjustments                                      1,264                (185)
                                                ============        ============
Weighted average common shares and
common share equivalents outstanding               2,390,135           2,388,708
                                                ------------        ------------
Net loss per share (basic and diluted)          $      (0.48)       $      (1.12)
                                                ------------        ------------



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